Exhibit 5.2

March 22, 2004

Securities and Exchange Commission

We have read the preliminary Short Form Prospectus (the “Prospectus”) of Pan American Silver Corp. (the “Company”) dated March 22, 2004 relating to the offer and sale of common shares of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the use in the above-mentioned Prospectus of our report to the directors of Corner Bay Silver Inc. on the consolidated balance sheets of Corner Bay Silver Inc. as at June 30, 2002 and June 30, 2001 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended June 30, 2002. Our report is dated September 6, 2002.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member of PricewaterhouseCoopers International Limited, each of which is a separate and independent at legal entity.